EXHIBIT 12.1
BIOMED REALTY TRUST, INC.
CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES

	BioMed Realty Trust, Inc.				BioMed Realty Trust, Inc. Predecessor
					Historical
					Combined
	Historical Consolidated Period				Period	Historical Combined Year Ended
	April 1 -	January 1 -	Year Ended	August 11 -	January 1 -
	June 30,	March 31,	December 31,	December	August 17,	December 31,
	2006	2006	2005	31, 2004	2004	2003	2002	2001
Earnings:
Add:
Income before minority interests in property partnerships and minority interest in Operating Partnership	7,514	4,696	18,053	5,051	1,001	2,334	1,660	1,058
Amortization of interest capitalized	11	11	20	6	11	17	17	13
Distributions from unconsolidated joint ventures	44	27	106	27	—	—	—	—
Fixed charges (see below)	9,588	8,020	23,934	1,180	1,760	2,901	3,154	2,966
Subtract:
Interest capitalized	(335)	(236)	(708)	—	—	—	—	(244)

Total earnings	16,822	12,518	41,405	6,264	2,772	5,252	4,831	3,793
Fixed charges:
Interest expensed	9,253	7,784	23,226	1,180	1,760	2,901	3,154	2,722
Interest capitalized	335	236	708	—	—	—	—	244

Total fixed charges	9,588	8,020	23,934	1,180	1,760	2,901	3,154	2,966
Ratio of earnings to fixed charges	1.8	1.6	1.7	5.3	1.6	1.8	1.5	1.3